Exhibit 99.8

Martin O’Malley Governor
Maryland Aviation Administration	Anthony G. Brown Lt. Governor
John D. Porcarl Secretary

Timothy L. Campbell, A.A.E.,

Executive Director

March 7, 2007

Mr. Robert L. Fornaro

President & COO

AirTran Airways

9955 AirTran Boulevard

Orlando FL 32827

Dear Bob:

On behalf of Baltimore/Washington International Thurgood Marshall Airport (BWI), I would like to thank AirTran Airways for its continuing commitment and expansion at BWI. The most recently announced commencement of service to Portland, Maine and Seattle, Washington and re-entry into the Milwaukee market is just one of the many ways our respective management teams have worked together and succeeded.

Airline and airport affairs are not always collaborative. I have been in airport management for over thirty years and the AirTran-BWI relationship is among the most productive I have observed. Together we have expanded passenger service to new destinations. Together we have expanded AirTran’s airport facilities to accommodate increase demand. Together we are planning new capital projects to keep pace with AirTran’s vision for BWI. I assure you that this spirit of partnership will continue – all for the benefit of our shared customers.

I remain available to you as AirTran and BWI work together toward growth. Should you need to contact me, I can be reached at 410-859-7060 or email me at tcampbell@bwiairport.com.

Sincerely,

Timothy L. Campbell, A.A.E.
Executive Director

cc:	Mr. James G. Walsh, A.A.E., Deputy Executive Director, Finance & Marketing, Maryland Aviation Administration

P.O. Box 8766, BWI Airport, Maryland 21240-0766•410-659-7100•TOLL FREE: 1-800-435-9294

TTY/TDD for the hearing impaired: 410-859-7227•www.bwlairport.com

The Maryland Aviation Administration is an agency of the Maryland Department of Transportation